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Exhibit 1.1

DUKE REALTY CORPORATION
(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP
(an Indiana Limited Partnership)

4.625% Senior Notes due 2013

TERMS AGREEMENT

Dated: May 15, 2003

To:
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240

Attention:    Chairman of the Board of Directors

Ladies and Gentlemen:

        We (the "Representatives") understand that Duke Realty Limited Partnership, an Indiana limited partnership (the "Operating Partnership"), proposes to issue and sell $150,000,000 aggregate principal amount of its unsecured debt securities (the "Debt Securities") (such Debt Securities being collectively hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective numbers of Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount Of Underwritten Securities
Banc One Capital Markets, Inc.	$75,000,000
Morgan Stanley & Co. Incorporated	$75,000,000

Total:	$150,000,000

        The Underwritten Securities shall have the following terms:

Title of securities:    4.625% Senior Notes due 2013.

Currency:    U.S. Dollars.

Principal amount to be issued:    $150,000,000.

Current ratings:    Moody's Investors Service, Inc: Baa1; Standard & Poor's Rating Service: BBB+.

Interest rate:    4.625%.

Interest payment dates:    May 15 and November 15, beginning November 15, 2003.

Stated maturity date:    May 15, 2013.

Redemption or repayment provisions:    The Underwritten Securities may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make Whole amount, if any, with respect to such Underwritten Securities.

Make Whole Amount:    Treasury Rate (as defined in the Prospectus) plus 20 basis points.

Delayed Delivery Contracts:    Not authorized.

Initial public offering price:    99.922% of the principal amount, plus accrued interest, if any, from the date of issuance.

Purchase price:    99.272% of the principal amount, plus accrued interest, if any, from the date of issuance (payable in same day funds).

Other terms:    The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture, to be dated as of May 22, 2003 between Duke Realty Limited Partnership and Bank One Trust Company, N.A. (as successor to The First National Bank of Chicago).

Closing date and location: May 22, 2003 at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166.

        All the provisions contained in the document attached as Annex A hereto entitled "Duke Realty Corporation and Duke Realty Limited Partnership—Common Stock, Preferred Stock, Depositary Shares and Debt Securities—Underwriting Agreement", as amended below, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. Notices to the Underwriters shall be directed to the Representatives, c/o Banc One Capital Markets, Inc., 1 Bank One Plaza, Suite IL1-0595, 8th Floor, Chicago, IL 60670, Attention: Structuring and Execution.

        Please accept this offer no later than 5 o'clock P.M. (New York City time) on May 15, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,
BANC ONE CAPITAL MARKETS, INC. MORGAN STANLEY & CO. INCORPORATED
By:	BANC ONE CAPITAL MARKETS, INC.
By:	/s/ ROBERT NORDLINGER For themselves and as Representatives of the other named Underwriters.
Accepted:
DUKE REALTY CORPORATION
By:	/s/ MATTHEW A. COHOAT Name: Matthew A. Cohoat Title: Senior Vice President and Corporate Controller
DUKE REALTY LIMITED PARTNERSHIP
By:	DUKE REALTY CORPORATION General Partner
By:	/s/ MATTHEW A. COHOAT Name: Matthew A. Cohoat Title: Senior Vice President and Corporate Controller

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  Exhibit 1.1